Exhibit 3.15

State of Delaware

Limited Liability Company

Certificate of Formation

First: The name of the limited liability company is CFC Telecom Holdings, LLC.

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, DE 19801. The name of its Registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation of CFC Telecom Holdings, LLC this 29th day of July, 2002.

BY:	/s/ Vanessa Tollis

NAME:	Vanessa Tollis Authorized Person

LIMITED LIABILITY COMPANY

CERTIFICATE OF CORRECTION

FILED TO CORRECT A CERTAIN ERROR IN THE CERTIFICATE OF

Formation

OF

CFC Telecom Holdings, LLC

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON July 29, 2002.

1. The name of the limited liability company is CFC Telecom Holdings, LLC.

2. A Certificate of Formation was filed by the Secretary of State of Delaware on July 29, 2002 that requires correction as permitted by Section 18-211 of the Delaware Limited Liability Company Act.

3. The inaccuracy or defect of the Certificate to be corrected is as follows: the name of the limited liability company shall be corrected from CFC Telecom Holdings, LLC to Denton Telecom Holdings I, LLC.

4. Article 1 of the Certificate of Formation is corrected read as follows;

The name of the limited liability company is Denton Telecom Holdings I, LLC.

BY:	/s/ Vanessa E.Tollis

Vanessa E. Tollis, Authorized Person